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EXHIBIT 10.1

AGREEMENT IN PRINCIPLE TO ESTABLISH NXCELL

                     AMENDED AGREEMENT IN PRINCIPLE TO FORM
                          NXCELL BATTERIES & POWER INC.
                    (AN ADVANCED BATTERY TECHNOLOGY COMPANY)

GOALS

1.1 To create a world class battery company (NxCell Batteries Inc.) and development team with access to international companies using and distributing batteries, and focused on immediate product performance driven market niches and in the near term opportunities for hybrid electric and mini-hybrid (42 volt) electric vehicle applications.

1.2 To develop and commercialize the advanced performance battery technology concepts currently under development by Power Technology Inc. (PWTC) in conjunction with BC Research (BCR) as soon as possible.

1.3 To finance the company from private placements, strategic partners and government incentive programs.

1.4 To add other contingent advanced battery and energy storage system technologies presently at the conceptual development stage at BCR.

PREREQUISITES

2.1 To attract and optimise Canadian government funding and tax credits etc. NxCell will be a Canadian private corporation allowing for possible eligibility as a CCPC after financing.

2.2 To attract private venture capital as soon as possible, PWTC's technology will be exclusively and unconditionally licensed to NxCell, and NxCell will have the following characteristics:

     (a)  an IP position based on proven technology;

     (b) a strong commercialisation strategy and a clear focus on an emerging market which NxCell could dominate in and this will be for hybrid and automotive applications of the future;

     (c) immediate revenue opportunities which will be through military, marine and other special power applications where the technology will be proven on a batch production basis; and

     (d) a strong management and technical team with a solid network in the industry and market sectors which will be contributed initially mainly by BCR and PWTC either directly or through contract arrangements; and

     (e) a commercialization and production plan including a pilot plant facility capable of scale up to NxCell production plants or sub-licensee plants.

SCOPE OF AGREEMENT

3.1 The existing PWTC advanced lightweight lead acid battery technology will be exclusively and unconditionally licensed to NxCell.

3.2 BCR will similarly exclusively license any interests it may have in future battery technologies where these strategically enhance NxCell' business and operating plans..

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3.3  NxCell will be held initially 65% by PWTC, with the remaining 35% held by
     BCR and the founding management and technical team on the understanding that BCR will hold at least 25% and approximately 10% will be held by the founding management and technical team.

3.4 BCR and PWTC will ensure that NxCell establishes a competent management team and Board of Directors capable of commercializing the technology successfully. PWTC and BCR will initially each nominate a Board member for a 5 member board that is structured towards TSX compliance, and until such time as the Board decides otherwise, the President of NxCell shall be a Board member.

3.5 BCR and PWTC will develop a viable business plan and marketing strategy NxCell which will address all available markets including, the selection of an initial focus on accessible niche markets plus a larger market requiring the advantages of the core technology and other technologies offered to NxCell by its principals.

3.6 BCR will provide under contract technical support required for current PWTC initiatives and also provide technical resources under contract to NxCell. NxCell will have the right to source work outside BCR.

3.7 BCR and PWTC will work together with the management of NxCell to ensure that NxCell is adequately financed with the goal of securing government and private financing of $5 million, provided that any equity financing be approved by BCR and PWTC.

3.8 BCR will provide management and technical resources to assist the President of NxCell in securing financing. The cost of the President and associated support will be the responsibility of BCR until such time as NxCell has financing in place.

FINANCIAL OBLIGATIONS OF PARTIES

4.1 BCR and PWTC will each be responsible for their own costs until completion of an initial financing at which time those personnel key to NxCell operations will be offered employment in NxCell and other personnel will continue to be involved only through BCR and PWTC contracts.

4.2 Any financial obligations between BCR and PWTC must be settled prior to concluding the final agreement to establish NxCell and any outstanding balance will be converted to a convertible loan to NxCell.

4.3 BCR will lease to NxCell up to 1000 square feet of office and lab space for a term of two years, and the lease cost shall be $1 per year until such time as they can secure at least $2 million in third party financing.

TERMS AND CONDITIONS OF PWTC LICENSE

5.1 The license will be exclusive and unconditional with the right to sub-license. The license shall include all PWTC's intellectual property pertaining to advanced light weight lead acid batteries and specifically the exclusive rights to develop, sell and sub-license products using PCT Patent Application # US02/30,607 and US Patent #6,060,198 to NxCell. The license will be granted for a cash consideration as described in Section
     5.4 and for an initial equity holding as described in Section 3.3. Ten percent (10%) of PWTC's shares in NxCell will be held in escrow and will be released upon completion of the registration of NxCell's exclusive license to PCT Patent Application # US02/30,607 to NxCell. A further 5% will be of PWTC;s shares in NxCell will be held in escrow and will be released upon the completion of the registration of NxCell's exclusive license to US Patent #6,060,198.

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5.2  All sub-licenses and joint ventures shall be negotiated and granted by
     NxCell, and except for North and South America where the terms shall be at the discretion of NxCell, NxCell shall be restricted to the following conditions unless specifically agreed otherwise by PWTC:

     (a) PWTC shall receive 50% of all royalties and fees accruing to NxCell from sub-licenses;

     (b) PWTC shall hold a direct interest in any joint ventures equal to that of NxCell but NxCell shall have voting control over the combined PWTC and NxCell interest, and it is understood that this combined interest will be at least 51% in most cases;

     (c) NxCell will keep PWTC apprised of all third party negotiations and PWTC will notify NxCell of any contacts they wish to facilitate, and PWTC and NxCell will participate and cooperate in third party negotiations as appropriate to each case.

5.3 Notwithstanding Clause 5.2, PWTC may opt to keep the first US$2 million in fees from any sub-license granted to a joint venture with CoachHouse of the UK, and in this event, NxCell may opt to keep an equivalent amount in fees, or an equivalent percentage interest in equity from a future sub-license or joint venture.

5.4 NxCell shall pay to PWTC an annual license fee of $120,000 USD for three years, payable in equal monthly installments, except that this license fee shall only be payable to the extent that the working capital of NxCell exceed $1 million USD. This license fee shall provide for NxCell to receive marketing efforts and technical direction from key Directors of PWTC.

5.5 Any improvements to the technology, proprietary information or business relationships developed or established by NxCell (Improvements) shall be the exclusive property of NxCell.

5.6 PWTC and BCR shall have no claim or rights to NxCell's technologies except via their ownership in NxCell.

5.7 Provided that the conditions in Item 4.2 are met, PWTC will receive a payment equivalent to $6,000 CAD upon signing of the final agreement.

IN WITNESS WHEREOF of the parties have duly executed this Amended Agreement in Principle the 6'th day of April, 2003:

For POWER TECHNOLOGIES INC.

/s/ Lee Balak
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Authorized Signatory
LEE BALAK, CEO AND DIRECTOR

For B.C. RESEARCH INC.

/s/ James Hill
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Authorized Signatory
JAMES HILL, PRESIDENT

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